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                                                                     EXHIBIT 8.1


                            (WHITE & CASE LETTERHEAD)



                                  May 1, 2003



The Williams Companies, Inc.
One Williams Center
Tulsa, OK  74172

         Re:     Form S-4 Registration Statement of the Williams Companies, Inc.



Dear Ladies and Gentlemen:


         Reference is made to The Williams Companies, Inc. Amendment No. 3 to Form S-4 Registration Statement, dated May 1, 2003 (the "Registration Statement"). We have functioned as special tax counsel to The Williams Companies, Inc. with respect to the transactions described in the Registration Statement.



         We hereby confirm that in our opinion, the statements set forth in the Registration Statement under the heading "Material United States Federal Income Tax Considerations" constitute in all material respects a fair and accurate discussion of the material United States federal income tax consequences of the acquisition, ownership and disposition of the new securities, based upon current United States Federal income tax law and constitute the opinion of White & Case LLP regarding such matters.


         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" and we consent to the discussion of our opinion under the heading "Material United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or 1933, as amended, or the rules and regulations of the Commission.

                                       Very truly yours,


                                       /s/ White & Case LLP


                                       White & Case LLP